Exhibit 10.4

Tel: (703) 918-5000 www.FreddieMac.com	Corporate Headquarters 8250 Jones Branch Drive McLean, VA 22102

RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

In exchange for the mutual promises and consideration set forth below, this Restrictive Covenant and Confidentiality Agreement (“Agreement”) is entered into by and between the Federal Home Loan Mortgage Corporation (“Freddie Mac” or “Company”) and the undersigned employee (“you”), effective on the date you assign a personal signature to page 5 of this Agreement. This Agreement supersedes any previous Restrictive Covenant and Confidentiality Agreement between the above parties.

I.	Definitions

The following terms shall have the meanings indicated when used in this Agreement.

A. Competitor: The following entities, and their respective parents, successors, subsidiaries, and affiliates are competitors: (i) Fannie Mae (ii) all Federal Home Loan Banks (including the Office of Finance); and (iii) such other entities to which you and the Company may agree in writing from time-to-time.

B. Confidential Information: Information or materials in written, oral, magnetic, digital, computer, photographic, optical, electronic, or other form, whether now existing or developed or created during the period of your employment with Freddie Mac, that constitutes trade secrets and/or proprietary or confidential information. This information includes, but is not limited to: (i) all information marked Proprietary or Confidential; (ii) information concerning the components, capabilities, and attributes of Freddie Mac’s business plans, methods, and strategies; (iii) information relating to tactics, plans, or strategies concerning shareholders, investors, pricing, investment, marketing, sales, trading, funding, hedging, modeling, sales and risk management; (iv) financial or tax information and analyses, including but not limited to, information concerning Freddie Mac’s capital structure and tax or financial planning; (v) confidential information about Freddie Mac’s customers, borrowers, employees, or others; (vi) pricing and quoting information, policies, procedures, and practices; (vii) confidential customer lists; (viii) proprietary algorithms; (ix) confidential contract terms; (x) confidential information concerning Freddie Mac’s policies, procedures, and practices or the way in which Freddie Mac does business; (xi) proprietary or confidential data bases, including their structure and content; (xii) proprietary Freddie Mac business software, including its design, specifications and documentation; (xiii) information about Freddie Mac products, programs, and services which has not yet been made public; (xiv) confidential information about Freddie Mac’s dealings with third parties, including dealers, customers, vendors, and regulators; and/or (xv) confidential information belonging to third parties to which you received access in connection with your employment with Freddie Mac. Confidential Information does not include general skills, experience, or knowledge acquired in connection with your employment with Freddie Mac that otherwise are generally known to the public or within the industry or trade in which Freddie Mac operates.

II.	Non-Competition

You recognize that as a result of your employment with Freddie Mac, you have access to and knowledge of critically sensitive Confidential Information, the improper disclosure or use of which would result in grave competitive harm to Freddie Mac. Therefore, you agree that neither during your employment with Freddie Mac, nor for the twelve (12) months immediately following termination of your employment for any reason, will you consider offers of employment from, seek or accept employment with, or otherwise directly or indirectly provide professional services to any Competitor, if you will be rendering duties, responsibilities or services for the Competitor that are of the type and nature rendered or performed by you during the past two years of your employment with Freddie Mac. You acknowledge and agree that this covenant has unique, substantial and immeasurable value to Freddie Mac, that you have sufficient skills to provide a livelihood for yourself while this covenant remains in force, and that this covenant will not interfere with your ability to work consistent with your experience, training and education. This non-competition covenant applies regardless of whether your employment is terminated by you, by Freddie Mac, or by a joint decision.

If you are a licensed lawyer, this non-competition covenant shall be interpreted in a manner consistent with any rule applicable to a licensed legal professional in the jurisdiction(s) of your licensure or registration that concerns your employment as counsel with, or provision of legal services to, a Competitor.

III.	Non-Solicitation and Non-Recruitment

During Your employment with Freddie Mac and for a period of twelve (12) months after your termination date, you will not solicit or recruit, attempt to solicit or recruit or assist another in soliciting or recruiting any Freddie Mac managerial employee (including manager-level, Executive-level, or officer-level employee) with whom you worked, or any employee whom you directly or indirectly supervised at Freddie Mac, to leave the employee’s employment with Freddie Mac for purposes of employment or for the rendering of professional services. This prohibition against solicitation does not apply if Freddie Mac has notified the employee being solicited or recruited that his/her employment with the Company will be terminated pursuant to a corporate reorganization or reduction-in-force.

If you are a licensed lawyer, this non-solicitation covenant shall be interpreted in a manner consistent with any rule applicable to a licensed legal professional in the jurisdiction(s) of your licensure or registration.

IV.	Treatment of Confidential Information

A. Non-Disclosure. You recognize that Freddie Mac is engaged in an extremely competitive business and that, in the course of performing your job duties, you will have access to and gain knowledge about Confidential Information. You further recognize the importance of carefully protecting this Confidential Information in order for Freddie Mac to compete successfully. Therefore, you agree that you will neither divulge Confidential Information to any persons, including to other Freddie Mac employees who do not have a Freddie Mac business-related need to know, nor make use of the Confidential Information for your own benefit or for the benefit of anyone else other than Freddie Mac. You further agree to take all reasonable precautions to prevent the disclosure of Confidential Information to unauthorized persons or entities, and to comply with all Company policies, procedures, and instructions regarding the treatment of such information.

B. Return of Materials. You agree that upon termination of your employment with Freddie Mac for any reason whatsoever, you will deliver to your immediate supervisor all tangible materials embodying Confidential Information, including, but not limited to, any documentation, records, listings, notes, files, data, sketches, memoranda, models, accounts, reference materials, samples, machine-readable media, computer disks, tapes, and equipment which in any way relate to Confidential Information, whether developed by you or not. You further agree not to retain any copies of any materials embodying Confidential Information.

C. Post-Termination Obligations. You agree that after the termination of your employment for any reason, you will not use in any way whatsoever, nor disclose any Confidential Information learned or obtained in connection with your employment with Freddie Mac without first obtaining the written permission of the Senior Vice President of Human Resources of Freddie Mac. You further agree that, in order to assure the continued confidentiality of the Confidential Information, Freddie Mac may correspond with your future employers to advise them generally of your exposure to and knowledge of Confidential Information, and your obligations and responsibilities regarding the Confidential Information. You understand and agree that any such contact may include a request for assurance and confirmation from such employer(s) that you will not disclose Confidential

Information to such employer(s), nor will such employer(s) permit any use whatsoever of the Confidential Information. To enable Freddie Mac to monitor compliance with the obligations imposed by this Agreement, you further agree to inform in writing Freddie Mac’s Senior Vice President of Human Resources of the identity of your subsequent employer(s) and your prospective job title and responsibilities prior to beginning employment. You agree that this notice requirement shall remain in effect for twelve (12) months following the termination of your Freddie Mac employment.

D. Disclosure of Trade Secrets to Government. As required by federal law, and notwithstanding anything to the contrary in this Agreement:

(i) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.

(ii) you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if the filing is made under seal.

(iii) If you file a lawsuit for retaliation by Freddie Mac for reporting a suspected violation of law, you may (a) disclose trade secrets to your attorney, and (b) use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

E. Ability to Enforce Agreement and Assist Government Investigations. Nothing in this Agreement prohibits or otherwise restricts you from: (1) making any disclosure of information required by law; (2) assisting any regulatory or law enforcement agency or legislative body to the extent you maintain a legal right to do so notwithstanding this Agreement; (3) filing, testifying, participating in or otherwise assisting in a proceeding relating to the alleged violation of any federal, state, or local law, regulation, or rule, to the extent you maintain a legal right to do so notwithstanding this Agreement; or (4) filing, testifying, participating in or otherwise assisting the Securities and Exchange Commission or any other proper authority in a proceeding relating to allegations of fraud.

V. Consideration Given to You

In exchange for agreeing to be bound by the terms, conditions, and restrictions stated in this Agreement, Freddie Mac will provide you with employment, which you agree is adequate consideration for your agreement to be bound by the provisions of this Agreement.

VI. Reservation of Rights

You agree that nothing in this Agreement constitutes a contract or commitment by Freddie Mac to continue your employment in any job position for any period of time, nor does anything in this Agreement limit in any way Freddie Mac’s right to terminate your employment at any time for any reason.

VII. Compliance with the Code of Conduct and Corporate Policies & Procedures, Including Personal Securities Investments Policy

As a Freddie Mac employee, you will be subject to Freddie Mac’s Code of Conduct (“Code”) and to Corporate Policy 3-206, Employee Trading Policy (“Policy”) that, among other things, limit the investment activities of Freddie Mac employees. You agree to fully comply with the Code and the Policy, copies of which are enclosed for your review.

You agree to consult with Freddie Mac’s Chief Compliance Officer as soon as practical prior to beginning employment about any investments that you or a “covered household member,” as that term is defined in the

Policy, may have that may be prohibited by the Policy. You also agree to disclose prior to beginning employment any other matter or situation that may create a conflict of interest as such term is defined in the Code.

In addition, prior to beginning employment, you agree to disclose to Freddie Mac’s Human Resources Division the terms of any employment, confidentiality or stock grant agreements to which you may currently be subject that may affect your future employment or recruiting activities so that Freddie Mac may ensure that your employment by Freddie Mac and conduct as a Freddie Mac employee are not inconsistent with any of their terms.

VIII. Absence of Any Conflict of Interest

You represent that you do not have any confidential information, trade secrets or other proprietary information that you obtained as the result of your employment with another employer that you will be using in your position at Freddie Mac. You also represent that you are not subject to any employment, confidentiality or stock grant agreements, or any other restrictions or limitations imposed by a prior employer, which would affect your ability to perform the duties and responsibilities for Freddie Mac in the job position offered, and further represent that you have provided Freddie Mac with copies of any non-competition, non-solicitation or similar agreements or limitations that have not expired, so that Freddie Mac can make an independent judgment that your employment with Freddie Mac is not inconsistent with any of its terms.

IX.	Enforcement

A. You acknowledge that you may be subject to discipline, up to and including termination of employment, for your breach or threat of breach of any provision of this Agreement.

B. You agree that irreparable injury will result to Freddie Mac’s business interests in the event of breach or threatened breach of this Agreement, the full extent of Freddie Mac’s damages will be impossible to ascertain, and monetary damages will not be an adequate remedy for Freddie Mac. Therefore, you agree that in the event of a breach or threat of breach of any provision(s) of this Agreement, Freddie Mac, in addition to any other relief available, shall be entitled to temporary, preliminary, and permanent equitable relief to restrain any such breach or threat of breach by you and all persons acting for and/or in concert with you, without the necessity of posting bond or security, which you expressly waive.

C. You agree that each of your obligations specified in this Agreement is a separate and independent covenant, and that all of your obligations set forth herein shall survive any termination, for any reason, of your Freddie Mac employment. To the extent that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is overbroad, that provision shall be limited and enforced to the extent permitted by applicable law. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid under applicable law, the validity of the remaining obligations will not be affected thereby and only the unenforceable or invalid obligation will be deemed not to be a part of this Agreement.

D. This Agreement is governed by, and will be construed in accordance with, the laws of the Commonwealth of Virginia, without regard to its or any other jurisdiction’s conflict-of-law provisions. You agree that any action related to or arising out of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Virginia, and you hereby irrevocably consent to personal jurisdiction and venue in such court and to service of process by United States Mail or express courier service in any such action.

E. If any dispute(s) arise(s) between Freddie Mac and you with respect to any matter which is the subject of this Agreement, the prevailing party in such dispute(s) shall be entitled to recover from the other party all of its costs and expenses, including its reasonable attorneys’ fees.

Executive has been advised to discuss all aspects of this Agreement with Executive’s private attorney. Executive acknowledges that Executive has carefully read and understands the terms and provisions of this Agreement and that they are reasonable. Executive signs this Agreement voluntarily and accepts all obligations contained in this Agreement in exchange for the consideration to be given to Executive as outlined above, which Executive acknowledges is adequate and satisfactory, and which Executive further acknowledges Freddie Mac is not otherwise obligated to provide to Executive. Neither Freddie Mac nor its agents, representatives, directors, officers or employees have made any representations to Executive concerning the terms or effects of this Agreement, other than those contained in this Agreement.

By:	/s/ Christian Lown	Date:	5/29/20
Christian Lown